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CenterPoint Energy and Vectren Merger Call

April 24, 2018

David Mordy – Director of Investor Relations

Thank you Laura. Good morning everyone, we appreciate you joining us today for this call relating to the merger. I am David Mordy, Director of Investor Relations for CenterPoint Energy. To discuss the merger, I have Scott Prochazka, president and CEO of CenterPoint Energy and Carl Chapman, Vectren’s Chairman, President and CEO. Also with us this morning are Bill Rogers, executive vice president and CFO of CenterPoint and Susan Hardwick, executive vice president and CFO of Vectren. Bill and Susan will be available during the Q&A portion of our call.

In conjunction with our call, we will be using slides which can be found under the Investors’ section at CenterPointEnergy.com or Vectren’s Investor Relations homepage at investors.vectren.com. This call is being webcast, and shortly following its conclusion, a replay will be available on both companies’ Investor Relations websites.

Please note that we may announce material information using SEC filings, news releases, public conference calls, webcasts and posts to the respective company investor websites. In the future, we will continue to use these channels to communicate important information and encourage you to review the information on the websites.

Today, we will discuss certain topics containing projections and forward-looking information that are based on our beliefs, assumptions and information currently available to us. These forward-looking statements are subject to risks or uncertainties. Actual results could differ materially based upon factors, including risks or uncertainties described on slides 2 through 4, and other risk factors noted in our SEC filings.

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We will also discuss CenterPoint’s guidance for 2018. The guidance range considers Utility Operations performance to date and certain significant variables that may impact earnings, such as weather, throughput, commodity prices, effective tax rates, financing activities, and regulatory and judicial proceedings to include regulatory action as a result of recent tax reform legislation. In providing this guidance, CenterPoint uses a non-GAAP measure of adjusted diluted earnings per share that does not include other potential impacts, such as changes in accounting standards or unusual items, earnings or losses from the change in the value of the Zero-Premium Exchangeable Subordinated Notes or ZENS securities and the related stocks, or the timing effects of mark-to-market accounting in CenterPoint’s Energy Services business. The guidance range also considers such factors as Enable’s most recent public forecast and effective tax rates.

And with that, I’ll turn the call over to Scott.

Scott Prochazka – President and CEO

Thank you, David, and thank you everyone for joining us today to discuss the merger of CenterPoint Energy and Vectren, announced yesterday morning. We are speaking to you from Evansville, Indiana, and I am thrilled to be here and to be talking about the merger of these two great companies. This merger is about scale and diversification. It is about leveraging best

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practices to serve our customers. It is about expanding product offerings in a time when customer’s needs are rapidly evolving. And it is about combining two companies, with similar cultures who are committed to our customers, the environment, and the communities we serve.

Let me begin with an overview of the transaction, which you will find on slide 7. The Board of Directors of CenterPoint Energy and Vectren have each unanimously approved a transaction whereby CenterPoint will acquire all of the issued and outstanding shares of Vectren for $72 per share in cash. Combined we will become a $27 billion enterprise value company. We are targeting closing the transaction by the first quarter of 2019, subject to approval from Vectren’s shareholders, approvals by several federal agencies and after certain regulatory filings are completed in Indiana and Ohio.

Turning to slide 8, I will provide a high-level overview of CenterPoint, starting with our regulated utility businesses. CenterPoint’s Houston Electric serves over 2.4 million metered customers in a 5,000-square mile territory in and around Houston, Texas. Houston Electric has historically enjoyed and is projected to continue to have very strong customer growth for all three customer classes—residential, commercial and industrial. This growth requires continued investment by CenterPoint to help ensure our system has sufficient capacity and is safe, resilient, and reliable. We have introduced numerous technological advancements in this business over the last decade, including smart meters, intelligent grid circuits, predictive analytics and power alert services.

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Our regulated Natural Gas Distribution business delivers natural gas to 3.5 million customers in 6 states. This business also requires significant investment to support infrastructure replacement, reliability, safety and growth. For these combined utilities, we plan to invest $8 billion from 2018 to 2022.

Our unregulated Energy Services business delivers competitive natural gas supply to approximately 31,000 commercial and industrial customers. This business delivered 1.2 trillion cubic feet of natural gas in 2017, making it one of the largest customer focused natural gas sales businesses in the country. Additional smaller unregulated businesses that we have include Home Service Plus in Minnesota, which provides appliances and appliance warranty services and Mobile Energy Services, which provides portable liquid and compressed natural gas service, primarily during pipeline maintenance and outages. In total, our unregulated businesses span 33 states.

Turning to slide 9, CenterPoint has long had a strategy to Operate, Serve and Grow our business. We strive to add value for our customers. This is done by making the right investments in our system, in the technology we introduce, in our employees and in maintaining a strong connection with the communities we serve. Our vision is to lead the nation in delivering energy, service and value. This merger is well aligned with our vision and strongly supports the elements of our strategy. I’d like to turn the call over to Carl Chapman to discuss Vectren’s current businesses and the combined utility group.

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Carl L. Chapman – Chairman, President & CEO, Vectren

Thank you, Scott. Let me echo how pleased I am to be combining these two excellent companies. I will briefly provide an overview of Vectren’s businesses, as highlighted on slides 10 and 11, and I will start with the utility businesses. Vectren serves over one million natural gas distribution customers throughout Indiana and Ohio. In addition, we deliver electricity to 145,000 homes and businesses in southwestern Indiana and provide electricity to our customers from over 1,200 megawatts of power generation assets. The combined company will continue Vectren’s Smart Energy Future plan, investing $6.5 billion in our utilities between 2018 and 2027 that we expect to improve the reliability and safety of our energy distribution systems, modernize our electric grid and diversify our generation mix. As highlighted on slide 11, the largest portion of the $6.5 billion Smart Energy Future plan is a $3.8 billion investment that we anticipate will further improve our ability to deliver safe and reliable service to our natural gas customers. This investment plan includes the replacement of bare steel and cast-iron pipelines throughout our territory. Another significant investment is our electric grid modernization infrastructure investment program related to our electric transmission and distribution grid. We expect this program will improve the reliability of our electric system, reduce the frequency and duration of service outages, and enhance the overall customer

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experience. It includes the installation of smart meters across our territory. Finally, we believe our Generation Transition plan will diversify our generation fleet, improve our overall fuel-source flexibility, further reduce emissions, and enhance the utility’s ability to adapt to new technologies and changing customer needs. Diversifying our generation mix includes a plan to add 54 megawatts of solar generation by 2020 and build approximately 800 to 900 megawatts of combined cycle gas generation to replace coal units that we intend to retire by 2024. The Generation Transition plan also includes additional investment in the one remaining coal-fired unit to enable compliance with existing environmental regulations. As a result of this diversification, we expect that by 2024 our carbon emissions will decline approximately 60% from 2005 levels.

Next, I will cover our two unregulated business segments, Vectren Infrastructure Services, or VISCO for short, and Vectren Energy Services, or VESCO. VISCO focuses on natural gas transmission and distribution pipeline construction and repair. We estimate this business will have revenue of just over $1 billion in 2018, led by the distribution portion of the business that primarily serves utility LDCs. VISCO has a significant backlog of projects and we anticipate construction activity will remain strong as utilities and pipeline companies continue to repair and replace aging pipeline infrastructure and as more large-scale pipeline construction projects get underway across the nation. Our VESCO business provides energy efficiency performance contracting, designs and builds sustainable infrastructure, and provides operations and

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maintenance work on many facilities where VESCO has completed projects. We see strong interest in improving energy efficiency by both public and federal sectors providing good growth opportunities at VESCO. We believe our performance contracting business model continues to provide one of the most effective ways to achieve long-term energy savings while at the same time providing cost-effective opportunities to enable infrastructure renewal such as new HVAC systems, windows and lighting. We anticipate strong growth in this business as technology enables new solutions for energy efficiency and renewable generation.

As you can see on slide 12, the combined company gains significant scale, serving 4.5 million natural gas distribution customers in 8 states with a combined pro forma gas rate base of $5.1 billion. On the electric side, the combined company will serve 2.6 million customers in Texas and Indiana with a combined rate base of $6.7 billion. We believe that the larger scale of the combined companies will enable opportunities for operational efficiency while growth and a more diverse business portfolio will enable exciting employment opportunities.

On slide 13 we show the combined utility service territories. The states with our largest investments are all doing well, experiencing low unemployment and solid economic growth.

We believe that merging with CenterPoint was the right decision for our customers, our employees and our shareholders because CenterPoint shares our vision. This shared vision includes executing and enhancing our Smart Energy Future plan with innovations CenterPoint has employed and will continue to develop across its system. CenterPoint shares our vision to

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grow VISCO and VESCO into premier infrastructure and energy services companies. They also share our vision to develop talented employees. And finally, as you will hear from Scott shortly, CenterPoint shares our vision of commitment to the customers and communities we serve. We are eager to focus on the successful integration of these two companies and we are excited about the combined future.

Scott Prochazka – President & CEO

Thank you, Carl. Turning to slide 14, I will cover the strategic rationale behind combining these two companies. First, the combined company will expand its mix of regulated utilities that are experiencing strong growth fundamentals. To meet the needs of our collective utility service territories, significant capital is needed. Constructive regulation, including capital recovery mechanisms across much of our footprint, allow for timely capital recovery. We also believe abundant natural gas supply, coupled with low prices, make natural gas an economic and favored source of energy for direct home use for decades to come.

Turning to slide 15, both companies understand and are investing in products or technologies that enhance the customer experience. At its core, business strategy is about meeting customers’ needs, both today and tomorrow. Without the customer, there simply is no business. Technology and societal change are shifting customers’ expectations of an energy delivery company. Delivering reliable, safe and affordable electricity and natural gas will continue to be a focal point of what we do. We believe that combining these two companies gives us the size and additional shared expertise to advance the affordability, reliability and safety of our delivered energy.

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In addition, customers want greater control over their energy usage, optionality in terms of their energy’s source, better integration and management of electric devices within their homes and businesses and to look at alternative fuels for transportation. This merger of CenterPoint and Vectren will help ensure we have the capability to meet these evolving customer expectations and deliver long-term value to our investors. We believe that CenterPoint’s technological experience with smart meters, data management, the intelligent grid, power alert service and advanced leak detection are the right fit to combine with Vectren’s Smart Energy Future vision.

Finally, we believe the combined unregulated businesses offer strong opportunities. Continued programmatic infrastructure spending along with growing customer interest in managing their energy supply are key drivers for VISCO and VESCO. In addition, these businesses, along with CenterPoint’s unregulated businesses, will be able to leverage a larger common customer base to further enhance this growth.

Slide 16 shows, CenterPoint’s earnings trajectory. Following the merger, we continue to anticipate 5-7% EPS growth in 2019 and 2020, excluding one-time charges associated with the merger. This merger is anticipated to be modestly accretive by 2020 with increasing accretion in the years after. In addition, an improved business risk profile and longer-term projections from Vectren’s business units allow for greater confidence in earnings, especially longer-term earnings.

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Turning to slide 17, we anticipate funding this transaction with approximately $2.5 billion in equity or equity content securities in advance of closing. The remainder we expect to finance with debt. We expect the new capital structure and resulting credit metrics will support solid investment grade credit quality.

I will close by mentioning a few of the specific elements associated with our merger agreement. I will be the Chief Executive Officer of the combined company and will work to determine additional leadership roles in the weeks and months to come. We will continue to utilize the Vectren name throughout Indiana and Ohio, as a CenterPoint company. The combined company’s natural gas utilities operations, serving 4.5 million customers, as well as the electric operations in Indiana will be headquartered in Evansville continuing a strong presence in the city. Finally, CenterPoint will continue to contribute annually to the Vectren Foundation, supporting the community and the valuable work the foundation does.

Let me reiterate how excited I am to be part of the merger of these two great companies. Before we open the call to questions, let me remind you that both companies have scheduled earnings calls next week. Depending on the nature of your question today, we may defer them to be answered on those earnings calls. We appreciate your interest in this merger and for joining us today.

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Operator:	Our first question is from Shar Pourezza of Guggenheim.

Shar Pourezza:	So let’s just, on the equity, it’s somewhat of a big slug. Can we talk a little bit about some potential mitigation measures you could be looking at i.e., maybe eventually monetizing Vectren’s construction business or even sort of revisiting a strategic review of Enable?

And then maybe just on Enable, can you just talk about how that prior review time with the Vectren process?

Scott Prochazka:	Shar, I think you had several questions in there, let me comment on them the best I can, sorry about that. The interest in these– in the business, the unregulated businesses VISCO and VESCO remains is very high and our intention is absolutely keep these businesses and grow them. As for the question about Enable, the assumption around a $2.5 billion of equity that I mentioned is under the assumption that there are no sales of Enable. So clearly if the opportunity presents itself and the market is constructive enough to be able to sell some units that could be an offset to some of the equity.

Shar Pourezza:	Okay. That’s that actually does answer it. And then just on sort of your forward metrics mainly on the balance sheet what are your expectations as far as the pro forma FFO to debt metrics, I mean, standalone, you guys were both in very good footing, but the metrics do tick down in time even without this deal and you are taking on some debt here. So I guess the question is, is where do you think the metrics will shake out or another way to ask it, is it fair to assume that post this deal you may be able to see another 200—300 basis points of deterioration from your 20%, 21% range you guided for?

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Scott Prochazka:	Shar, the way I would answer that is solidly investment grade and we will give some more detail on that on our earnings call next week.

Operator:	Our next question comes from Ali Agha of SunTrust.

Ali Agha:	Good morning. Scott, as you think about the combination and the financial outlook for the CenterPoint entity going forward, how have we thought about merger synergies that you could extract from combining the company and given that a large chunk of the business is regulated, how much you can retain versus I mean to give back to customers all the time. How have you thought through that?

Scott Prochazka:	Ali, I would answer that by saying I think we’re very mindful of the regulatory process. We’re also clearly mindful of the fact that when you merge two corporate entities, the corporate level, you clearly have some redundancy and some duplication. So we have thought through the implications of some of the efficiencies that are achievable in the near-term. I will tell you though that the driver behind this was not synergies from an expense standpoint, the driver behind this is the opportunities for synergistic growth and for the continued growth and investment in the utility space.

Ali Agha:

Okay. And my second question, CenterPoint standalone, you’ve laid out a very attractive story in the past for us, the regulated business and the rate base growth potential load growth et cetera are all very exciting. You put Vectren into the mix,

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your growth profile hasn’t really changed. You’re still looking at the same growth rate and yet there is an element of uncertainty with the approvals with the extra equity coming in. So again from a big picture perspective, what does Vectren bring to the table that CenterPoint standalone did not have or could not have achieved given the targets that you’d laid out for us?

Scott Prochazka:	Well, we’ve only talked about growth for the next couple of years, because that’s the timeframe that we’ve given it. But Vectren has a very attractive growth profile and we believe when added to ours, it will create additional growth opportunities out past the years that we’ve been specifically discussing. We also see opportunities in the overlay or the overlap between the unregulated businesses, opportunities for growth there that we want to take advantage of. So while there’s always risk and there’s always issues when you go through a transaction, we see the upside far outweighing the challenges, we see from a regulated business standpoint coming into areas that have constructive regulation. And so, we feel very good about this merger and the ability to close and the ability to offer a stronger value proposition to CenterPoint shareholders down the road.

Operator:	The next question will come from Julien Dumoulin-Smith of Bank of America Merrill Lynch.

Josephine Moore:	Good morning, everyone. This is Josephine on the line for Julian. Hope you’re all well.

And so just on the CapEx, is there an opportunity to expand the CapEx at Vectren now that it’s part of the CenterPoint platform?

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Scott Prochazka:	Well, we never say that the actual CapEx plan will stay as it is. I mean our CapEx plan evolves based on customer needs. The investment plan at Vectren could evolve over time, but right now they’ve got a very thoughtful plan in place with specific goals to accomplish, and their capital plan is geared around that.

Carl L. Chapman:	The only thing I might comment on it, just obviously we’ve talked about this many times it is the balance between the growth and also the customer rates. There are many growth opportunities available and it’s just a matter of looking at that against what it does to customer rates.

Josephine Moore:	Great. Thank you. And then just a quick follow-up. On the Enable portion, I know it doesn’t necessarily change the $2.5 billion of equity considered, but and is there a change in the consideration of long-term Enable monetization in order to fund the greater CapEx as part of the merger?

Scott Prochazka:	No, I think, strategically our position still stays intact. And that is we would like to reduce our exposure to that space through the sale of units as the market allows us.

Operator:	Your next question comes from Insoo Kim of RBC Capital Markets.

Insoo Kim:	Following up on, I think, Ali’s question, do you see this – did you see this combination bolstering longer-term growth versus the growth that you Centerpoint would have seen in a longer term as a standalone company? Was that the primary motivation for this?

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Scott Prochazka:	Yes, there is – we do see that and while we don’t specifically talk about growth rates beyond the near-term period of two years. We do see that potential there, we see it in two ways, one is the utility investment opportunity, added on to our utility investment profile, as well as the commercial opportunities that come from the unregulated businesses.

Insoo Kim:	Understood. And then again with the introduction of the unregulated business with this merger, does kind of in some ways maintain that regulated, unregulated mix, while it is still regulated for the most part. Is that mix something that you intend to maintain longer term or is it going to be trying to you know add or bolster the regulated business going forward?

Scott Prochazka:	We haven’t set a specific target for percentage of unregulated, but we’re comfortable with the overall unregulated mix that we have against the as you pointed out predominantly regulated base, I will say the – one of the impacts of this is the amount of earnings exposure from the midstream investment space will go down on a percentage basis.

Operator:	And our next question will come from Christopher Turnure of JP Morgan.

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Christopher Turnure:	My first question is just on financing with respect to the idea you’re going to give us more quantitative detail next week if we assume that there is no Enable sell-down and kind of giving your current equity band or guidance there. How much flexibility do you have to maybe use equity units versus preferred equity or use a forward equity structure versus a common equity structure?

Scott Prochazka:	I think we have a fair amount of flexibility. I think as you saw in our message we said we could, we would look at a mix of common or common-like products, as we think about what’s the right mix for that.

Christopher Turnure:	Okay. And even if you’re assuming no sale of Enable shares, you still think there is some level of flexibility there?

Scott Prochazka:	Yeah. That is correct.

Christopher Turnure:	Okay. And then you mentioned this doesn’t change your Enable sell-down plan, but are there any tax benefits in relationship to that sell-down or elsewhere within the consolidated structure that we might be missing at first glance here?

Scott Prochazka:	Not as a result of this transaction if that’s what you’re asking?

Christopher Turnure:	Yes it is. Okay. Thank you.

Operator:	Our next question is from Greg Gordon of Evercore ISI.

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Greg Gordon:	So to the extent that the deal does become accretive to the earnings growth rate, when you get out three years or four years because it’s, you know, by your own admission not accretive to the earnings power of the company in the first two. What is the secret sauce that gets you there? Is it – if it’s not enhanced ability to deploy capital or increased ROEs at the utility businesses, is it an expectation that the combination of your unregulated business platforms will drive better growth there? I’m having a hard time sort of extrapolating how the growth rate expands?

Scott Prochazka:	So just to clarify, we believe this thing will be modestly accretive by 2020, so first full year after close. And then I think your question is, how does it (technical difficulty) and more accretive beyond that? And we get there through additional opportunities of the overlap of the unregulated businesses as well as the deployment of capital that’s planned in both the regulated – in both our regulated and the Vectren regulated business.

Greg Gordon:	And – and deploying this amount of leverage consummate the transaction, my calculations are, you know, it has a significant impact on the FFO to debt of the consolidated company. And I think, CenterPoint’s FFO to debt before this transaction was probably 20% plus and I think pro forma it’s in the mid-teens.

Now that is consistent with an investment grade rating given your risk profile, but it seems like you’re spending an awful lot of balance sheet capacity to not get a lot of earnings growth upside. So can – is there a plan to deleverage or can you articulate why that tradeoff is reasonable tradeoff trade-off given your strategic vision for the company?

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Scott Prochazka:	Well, because we think that we have some capacity within our credit to take on the additional debt and still maintain credit ratings that we need to operate all of our businesses. And we see the value of the larger platform and the – particularly, some of the opportunities around the unregulated space, knowing how customers’ needs are evolving, and how the energy delivery space is evolving to take advantage of having that combined skill set and those combined capabilities.

Operator:	The next question will come from Steve Fleishman of Wolfe Research.

Steve Fleishman:	Just in terms of the financing for the transaction both the equity and the debt. How are you thinking about hedging during this period or just you know obviously markets can move around between now and losing?

Scott Prochazka:	Steve if it’s okay with you, we’d like to defer that subject till the call next week.

Steve Fleishman:	Okay. Okay, great. And then just you might have talked about this, but the approval filings for the states. So I guess Indiana, Ohio; so you don’t need approval of the merger, but you do have to make some kind of filings, so what kind of filing do you need to make and what’s the nature of that?

Carl L. Chapman:	Yeah, this is Carl, as you said, approval – formal approval is not required in either Indiana or Ohio, in the filings, it will make really what we will do is, sit down with the commission and talk about the information as they would like to see. And so then, we will make those filings once we’re really determined what it is that we think the commissions would be looking for, but as you mentioned I think the key issue here is while there are filings, a formal approval is not required in either state.

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Operator:	The next question will come from Charles Fishman of Morningstar.

Charles Fishman:	Thank you. I look at the non-regulated businesses of Vectren and I, covering CenterPoint, you’ve had tremendous growth in your energy services. That’s going to be a material part of the combined company. But, there doesn’t appear to be an overlap. In other words, I guess, I would consider that an opportunity that the Vectren non-regulated businesses can operate in the footprint of CenterPoint and vice versa. Is that assumed in your earnings projections for the combined company that there would be considerable growth in that area?

Scott Prochazka:	Well, it’s certainly, Charles, part of the growth consideration as we see value in this deal. But, you pointed out something that is very true and that is the ability to do cross-selling between these areas does represent opportunity for growth that neither company may be able to do on its own.

Charles Fishman:	So you’re – a lot of CenterPoint’s energy services is customers within the footprint of CenterPoint and I don’t see that type of service on the bullet points in Vectren, and I’m not familiar with Vectren. That to me would be a real opportunity to again and you’ve had some significant growth in your energy services as far as customer account throughput et cetera. Is that – that is in the game plan, I assume?

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Scott Prochazka:	Yeah. Absolutely, that’s how we think about the opportunity between these unregulated businesses. You pointed out, we do have a number of customers that are within our utility footprint, but we also operate our energy services business in about 33 states and Vectren operates their business in 30 plus states, I believe, and the overlap – there is some overlap geographically, but there’s also a fair amount of unique customer sets that we’ll be able to take advantage in terms of cross-selling with the with the products that they have as well as the products that we have.

Charles Fishman:	And like your Minneapolis natural gas project, is that the kind of project that Vectren’s Infrastructure Services could do?

Carl L. Chapman:	Yeah. In fact, what you would, if you looked at our prior investor you would see – investor presentations you would see that we list CenterPoint as a customer and just an interesting fact to just to give you some sense of Minnesota Limited, one our businesses, has been a business for a very long time. It’s first customer was actually the Minnesota operations of CenterPoint and that’s a customer today. So I think it gives us a very good sense of the relationship that already exists and then it can be built upon from there.

Operator:	The next question comes from Paul Ridzon of KeyBanc.

Paul Ridzon:	You actually touched on a lot of this, but there’s no net benefit standards in either Indiana right or Ohio?

Carl L. Chapman:	Again, there are no formal approvals required. So in essence I think the answer is no. But I’d rather answer there’s no formal approvals required there. Obviously, we will have discussions and decide what type of filings we need to make in both states. But it will not rise to those kind of approvals.

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Operator:	The next question comes from Kamal Patel of Wells Fargo.

Kamal Patel:	I had a few quick questions on structure and debt strategy. From a corporate structure perspective, does Vectren become a sub of CenterPoint Inc.?

Scott Prochazka:	The short answer, it is yes, but we would like to answer in detail next week on the call if we can, on our earnings call.

Kamal Patel:	And then looking at your debt funding strategy, your including CP, is that is because you intend to reduce debt immediately upon close or through the next year or so? And do you need to get an EPS accretive, does the transaction need to be EPS accretive to pursue debt reduction going forward?

Scott Prochazka:	Well, when you say need to be EPS accretive, I’m not sure that there’s a requirement.

Kamal Patel:	Is there – is that a hurdle, is what I’m trying to say, sorry.

Scott Prochazka:	No, I wouldn’t describe it as a hurdle. The consideration for financing includes a number of factors around both debt and equity. And we’re thinking through all of those and being willing and able to share more of those on future calls.

Operator:	The next question will come from Michael Weinstein of Credit Suisse.

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Michael Weinstein:	Hi, guys. I apologize if these were already asked, I just came on the call late. But the long-term growth CAGRs for the rate base of Vectren are 5% to 7% and that’s a little bit lower than CenterPoint stand alone at 8% to 9% and What does that mean for the – your maintaining your 5% to 7% EPS growth rate?

Carl L. Chapman:	Of course, Vectren’s overall growth rate which we’ve have confirmed really for a 10-year period as 6% to 8%. Obviously some of that is from the non-regulated portion and also some of it is from our expectations on how costs are controlled even without the merger. So we were very comfortable in the past with that 6% to 8%. We of course will talk more about that next week. We wanted to say we’re confirming that number on the call today. But we’ve have been talking about 6% to 8% growth rate for quite some time.

Michael Weinstein:	And also maybe you could comment a little bit on the impact to FFO to debt as a result of the merger with considering tax reform impacts on both companies before and after and whether you know what this might mean for credit ratings?

Scott Prochazka:	Yeah, it will decline, but the result will still be solid credit quality, investment grade credit quality.

Michael Weinstein:	Does that mean that you’d be you might have to take a one notch down grade?

Scott Prochazka:	Potentially.

Operator:	The next question will come from Paul Patterson of Glenrock Associates.

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Paul Patterson:	Just on the synergies, the growth synergies, I was wondering if you could – if there was any quantification as to how much you see the non-regulated operations going as a result of the merger? And you mentioned cross-selling, I’m just wondering if there are any other sort of examples you could use – you could elaborate on that would – that would be driving the synergistic growth that you talked about?

Scott Prochazka:	Yeah. So we have not given specific numbers for growth based on the cross-selling potential of all of the businesses. But let me provide an example, so we have a mobile energy solutions business on the CenterPoint side that provides service to pipelines that have to be taken out for maintenance or repair. And this service allows the customers to continue to be fed the gas that they need during the repair work. About the VISCO side of the business does on the Vectren side does a lot of the replacement and repair work, so being able to marry those two up for a joint opportunity is one example of how a product line on our side and a product line on the Vectren side can come together to create some additional value.

Paul Patterson:	Okay. And sort of quantifiable, can you give us a sense as to how much more these businesses will grow as a result of the merger? I mean, how should we think about that?

Scott Prochazka:	Yeah, we haven’t. We’re not giving growth numbers yet on those, but suffice it to say that is clearly one of the strategic elements that makes us confident that this will be a win for the shareholder in terms of providing additional upside and growth opportunity.

Operator:	Our next question is from Andy Levi of Avon Capital.

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Andy Levi:	Hi. Most of my questions obviously were asked already, but I don’t – just the timing of the financing, particularly the equity, can you give us any sense of that?

Scott Prochazka:	Yeah, Andy that’s the way we would describe that as we’re going to get it completed in advance of closing. And we said closing is anticipated to be in the first quarter of 2019.

Andy Levi:	Okay, that’s fair. And have you – do you have all the appropriate filings made, you know, S3s and things like that as far as having the equity on the shelf, for no better way to say it, or do those filings, registration statements need to be made still?

Scott Prochazka:	We do have those. We have a Universal Shelf.

Andy Levi:	Okay, so you’re ready to go, once filing period goes and anywhere between now and closing.

Scott Prochazka:	Right.

Operator:	Our next question comes from Michael Lapides of Goldman Sachs.

Michael Lapides	Hey, guys. Just a Vectren and an Indiana CapEx related question. When looking at the electric CapEx and this is kind of a very long-term focused. I know that a lot of the back end uptick in CapEx is tied to a new combined cycle, but just curious how are you thinking the combination would potentially impact the development of either A, new renewables into that part of the country or B, new transmission that could bring in new renewables from other states?

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Carl L. Chapman:	Well. I think first of all as you know we’ve got a 10-year growth plan on the table which is unusual to start with. So you know we’d be talking about growth in essence beyond that there obviously could be more growth before that. But I really think that the two companies will get together to look at those opportunities. There certainly will be opportunities down the road on renewables, but of course we will be building the combined cycle plan which will deal with our reserve margin in this period of time. But exactly will unfold beyond that we’ll still have the one coal plant as an example. So we’ll have to see what opportunities occur related to renewables beyond that time period. And if it’s a step-up that would really be driven more by perhaps the age requirements that might occur from various agencies. But we feel like the generation is going to be positioned very nicely we’ll have renewables. We’ll have gas, we’ll have coal.

Operator:	Our next question is from Cezary Nadecki of Schroders.

Cezary Nadecki:	Just had a quick question on the termination date for the deal close, if the closing conditions are not met?

Scott Prochazka:	Can you restate the question?

Cezary Nadecki:	What is the termination day for the deal if the closing conditions are not met?

Carl L. Chapman:	It starts at 12 months and then related to any regulatory and in with the 18 months or so. So six months beyond and sort of over 18 months.

Cezary Nadecki:	Okay. And then since you said that the acquisition of the regulator operations in Ohio – in Indiana and Ohio don’t require formal approvals. Is the closing of the transaction subject to finalization of any pending reviews or questions from the commission?

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Carl L. Chapman:	What we really said in the press releases is subject to additional regulatory filings. So and then certainly, in essence, the answer is yes, but again, they are not aren’t formal approvals as you often think about in other states, but we will make regulatory filings, provide information to the commission so that they are fully informed.

Cezar Nadecki:	So just to clarify, in case, those proceedings are not closed in 18 months or not to CenterPoint satisfaction I guess the termination fee would not take place.

Scott Prochazka:	That is correct. And of course what we would basically suggest though is not closing in 18 months in either Indiana or Ohio if you look back through history would be unheard of. But the answer is, there isn’t a termination fee in that situation.

Operator:	The next question will come from Lasan Johong of Auvila Research Consulting.

Lasan Johong:	Thank you. I know this question has been asked. But I’m going to ask you slightly differently. If and when \CenterPoint cells enable unit, how high a priority would it be to buy back shares of CenterPoint?

Scott Prochazka:	Well Lasan, the way I would answer that is if we were able to sell some Enable shares it would reduce the amount of equity we would otherwise need.

Lasan Johong:	Correct. But, okay, I’ll leave at that. Second, how much of the debt that is being issued has a maturity of let’s say 10 years or less?

Scott Prochazka:	I think we’ll have to get back to you on that one.

Lasan Johong:	Okay. Final question, how sensitive is CenterPoint to natural gas prices once the merger with Vectren occurs?

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Scott Prochazka:	In what way, I’m sorry.

Lasan Johong:	Say volatility to your net income.

Scott Prochazka:	To natural gas prices?

Lasan Johong:	Yes.

Scott Prochazka:	Our exposure to natural gas prices would be through two considerations. One would be the amount of say bad debt or receivables may go up slightly if gas prices were to go up and if gas prices were to go I guess extraordinarily high, you may see a reduction in usage although many of the jurisdictions have rate designs that are largely fixed bill, so that would be mitigated there.

Operator:	And next we have a follow-up question from Julien Dumoulin-Smith of Bank of America Merrill Lynch.

Josephine Moore:	Hi, it’s Josephine again. Just curious if you could comment on any initial conversations with credit rating agencies?

Scott Prochazka:	Yeah, we’ve already had those, we had that last week.

Josephine Moore:	And feedback’s been positive so far?

Scott Prochazka:	Yeah, I think there – we’ll look for them to comment on that.

Operator:	And this concludes our question-and-answer session. I would like to turn the conference back over to David Mordy for any closing remarks.

David Mordy:	Thanks you. We appreciate everyone joining and we look to talking to everyone next week on our respective earnings calls.

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CenterPoint Energy, Inc., headquartered in Houston, Texas, is a domestic energy delivery company that includes electric transmission & distribution, natural gas distribution and energy services operations. The company serves more than five million metered customers primarily in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma, and Texas. The company also owns a 54.1 percent limited partner interest in Enable Midstream Partners, a publicly traded master limited partnership it jointly controls with OGE Energy Corp., which owns, operates and develops natural gas and crude oil infrastructure assets. With more than 7,700 employees, CenterPoint Energy and its predecessor companies have been in business for more than 140 years. For more information, visit the website at www.CenterPointEnergy.com.

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual events and results may differ materially from those expressed or implied by these forward-looking statements. Any statements in this news release regarding future earnings, and future financial performance and results of operations, including, but not limited to earnings guidance, targeted dividend growth rate and any other statements that are not historical facts are forward-looking statements. Each forward-looking statement contained in this news release speaks only as of the date of this release. Factors that could affect actual results include (1) state and federal legislative and regulatory actions or developments affecting various aspects of CenterPoint Energy’s businesses (including the businesses of Enable Midstream Partners (Enable Midstream)), including, among others, energy deregulation or re-regulation, pipeline integrity and safety, health care reform, financial reform, tax legislation, and actions regarding the rates charged by CenterPoint Energy’s regulated businesses; (2) state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change; (3) recording of non-cash goodwill, long-lived asset or other than temporary impairment charges by or related to Enable Midstream; (4) timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment; (5) the timing and outcome of any audits, disputes or other proceedings related to taxes; (6) problems with construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates; (7) industrial, commercial and residential growth in CenterPoint Energy’s service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns; (8) the timing and extent of changes in commodity prices, particularly natural gas and natural gas liquids, and the effects of geographic and seasonal commodity price differentials, and the impact of commodity changes on producer related activities; (9) weather variations and other natural phenomena, including the impact on operations and capital from severe weather events; (10) any direct or indirect effects on CenterPoint Energy’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt its businesses or the businesses of third parties, or other catastrophic events; (11) the impact of unplanned facility outages; (12) timely and appropriate regulatory actions allowing securitization or other recovery of costs associated with any future hurricanes or natural disasters; (13) changes in interest rates or rates of inflation; (14) commercial bank and financial market conditions, CenterPoint Energy’s access to capital, the cost of such capital, and the results of its financing and refinancing efforts, including availability of funds in the debt capital markets; (15) actions by credit rating agencies; (16) effectiveness of CenterPoint Energy’s risk management activities; (17) inability of various counterparties to meet their obligations; (18) non-payment for services due to financial distress of

-more-

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CenterPoint Energy’s and Enable Midstream’s customers; (19) the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc.), a wholly owned subsidiary of NRG Energy, Inc., and its subsidiaries to satisfy their obligations to CenterPoint Energy and its subsidiaries; (20) the ability of retail electric providers, and particularly the largest customers of the TDU, to satisfy their obligations to CenterPoint Energy and its subsidiaries; (21) the outcome of litigation; (22) CenterPoint Energy’s ability to control costs, invest planned capital, or execute growth projects; (23) the investment performance of pension and postretirement benefit plans; (24) potential business strategies, including restructurings, joint ventures, and acquisitions or dispositions of assets or businesses, for which no assurance can be given that they will be completed or will provide the anticipated benefits to CenterPoint Energy; (25) acquisition and merger activities and successful integration of such activities, involving CenterPoint Energy or its competitors; (26) the ability to recruit, effectively transition and retain management and key employees and maintain good labor relations; (27) future economic conditions in regional and national markets and their effects on sales, prices and costs; (28) the performance of Enable Midstream, the amount of cash distributions CenterPoint Energy receives from Enable Midstream, and the value of its interest in Enable Midstream, and factors that may have a material impact on such performance, cash distributions and value, including certain of the factors specified above and: (A) the integration of the operations of the businesses contributed to Enable Midstream; (B) the achievement of anticipated operational and commercial synergies and expected growth opportunities, and the successful implementation of Enable Midstream’s business plan; (C) competitive conditions in the midstream industry, and actions taken by Enable Midstream’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable Midstream; (D) the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly natural gas and natural gas liquids, the competitive effects of the available pipeline capacity in the regions served by Enable Midstream, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable Midstream’s interstate pipelines; (E) the demand for crude oil, natural gas, NGLs and transportation and storage services; (F) changes in tax status; (G) access to growth capital; and (H) the availability and prices of raw materials for current and future construction projects; (29) effective tax rate; (30) the effect of changes in and application of accounting standards and pronouncements; (31) other factors discussed in CenterPoint Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and other reports CenterPoint Energy or its subsidiaries may file from time to time with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures by CenterPoint Energy in Providing Guidance

In addition to presenting its financial results in accordance with generally accepted accounting principles (GAAP), including presentation of net income and diluted earnings per share, CenterPoint Energy also provides guidance based on adjusted net income and adjusted diluted earnings per share, which are non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance that excludes or includes amounts that are not normally excluded or included in the most directly comparable GAAP financial measure. CenterPoint Energy’s adjusted net income and adjusted diluted earnings per share calculation excludes from net income and diluted earnings per share, respectively, the impact of ZENS and related securities, mark-to-market gains or losses resulting from the company’s Energy Services business and adjustments for impairment charges. CenterPoint Energy is unable to present a quantitative reconciliation of forward looking adjusted net income and adjusted diluted earnings per share because changes in the value of ZENS and related securities, mark-to-market gains or losses resulting from the company’s Energy Services business and impairment charges are not estimable.

Management evaluates the company’s financial performance in part based on adjusted net income and adjusted diluted earnings per share. We believe that presenting these non-GAAP financial measures enhances an investor’s understanding of CenterPoint Energy’s overall financial performance by providing them with an additional meaningful and relevant comparison of current and anticipated future results across periods. The adjustments made in these non-GAAP financial measures exclude items that

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Management believes does not most accurately reflect the company’s fundamental business performance. These excluded items are reflected in the reconciliation tables of this news release, where applicable. CenterPoint Energy’s adjusted net income and adjusted diluted earnings per share non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, net income and diluted earnings per share, which respectively are the most directly comparable GAAP financial measures. These non-GAAP financial measures also may be different than non-GAAP financial measures used by other companies.

###

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

The statements contained in this document contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this document are forward-looking statements made in good faith by CenterPoint Energy, Inc. (“CenterPoint Energy”) and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this document, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “target,” “will” or other similar words are intended to identify forward-looking statements. Forward-looking statements include, but are not limited to, statements relating to: (1) CenterPoint Energy’s proposed acquisition of Vectren Corporation (“Vectren”), (2) shareholder and regulatory approvals, (3) the completion of the proposed transactions, (4) benefits of the proposed transactions, (5) integration plans and expected synergies, (6) the expected timing of completion of the transactions, and (7) anticipated future financial measures and operating performance and results, including estimates for growth and other matters affecting future operations.

Important factors that could cause actual results to differ materially from those indicated by the provided forward-looking information include risks and uncertainties relating to: (1) the risk that Vectren may be unable to obtain shareholder approval for the proposed transactions, (2) the risk that CenterPoint Energy or Vectren may be unable to obtain governmental and regulatory approvals required for the proposed transactions, or that required governmental and regulatory approvals or agreements with other parties interested therein may delay the proposed transactions or may be subject to or impose adverse conditions or costs, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transactions or could otherwise cause the failure of the proposed transactions to close, (4) the risk that a condition to the closing of the proposed transactions or the committed financing may not be satisfied, (5) the failure to obtain, or to obtain on favorable terms, any equity, debt or other financing necessary to complete or permanently finance the proposed transactions and the costs of such financing, (6) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted relating to the proposed transactions, (7) the receipt of an unsolicited offer from another party to acquire assets or capital stock of Vectren that could interfere with the proposed transactions, (8) the timing to consummate the proposed transactions, (9) the costs incurred to consummate the proposed transactions, (10) the possibility that the expected cost savings, synergies or other value creation from the proposed transactions will not be realized, or will not be realized within the expected time period, (11) the risk that the companies may not realize fair values from properties that may be required to be sold in connection with the merger, (12) the credit ratings of the companies following the proposed transactions, (13) disruption from the proposed transactions making it more difficult to maintain relationships with customers, employees, regulators or suppliers, (14) the diversion of management time and attention on the proposed transactions, (15) the performance of Enable Midstream Partners, LP (“Enable”), the amount of cash distributions CenterPoint Energy receives from Enable, Enable’s ability to redeem the Series A Preferred Units in certain circumstances and the value of CenterPoint Energy’s interest in Enable, and factors that may have a material impact on such performance, cash distributions and value, including factors such as: (A) competitive conditions in the midstream industry, and actions taken by Enable’s customers and competitors, including the extent and timing of the entry of additional competition in the markets served by Enable; (B) the timing and extent of changes in the supply of natural gas and associated commodity prices, particularly prices of natural gas and natural gas liquids (“NGLs”), the competitive effects of the available pipeline capacity in the regions served by Enable, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable’s interstate pipelines; (C) the demand for crude oil, natural gas, NGLs and transportation and storage services; (D) environmental and other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; (E) recording of non-cash goodwill, long-lived asset or other than temporary impairment charges by or related to Enable; (F) changes in tax status; (G) access to debt and equity capital and (H) the availability and prices of raw materials and services for current and future construction projects; (16) industrial, commercial and residential growth in CenterPoint Energy’s service territories and changes in market demand, including the effects of energy efficiency measures and demographic patterns, (17) timely and appropriate rate actions that allow recovery of costs and a reasonable return on investment, (18) future economic conditions in regional and national markets and their effect on sales, prices and costs, (19) weather variations and other natural phenomena, including the impact of severe weather events on operations and capital, (20) state and federal legislative and regulatory actions or developments affecting various aspects of CenterPoint Energy’s and Enable’s businesses, including, among others, energy deregulation or re-

regulation, pipeline integrity and safety and changes in regulation and legislation pertaining to trade, health care, finance and actions regarding the rates charged by CenterPoint Energy’s regulated businesses, (21) tax reform and legislation, including the effects of the comprehensive tax reform legislation informally referred to as the TCJA and uncertainties involving state commissions’ and local municipalities’ regulatory requirements and determinations regarding the treatment of excess deferred taxes and CenterPoint Energy’s rates, (22) CenterPoint Energy’s ability to mitigate weather impacts through normalization or rate mechanisms, and the effectiveness of such mechanisms, (23) the timing and extent of changes in commodity prices, particularly natural gas, and the effects of geographic and seasonal commodity price differentials, (24) problems with regulatory approval, construction, implementation of necessary technology or other issues with respect to major capital projects that result in delays or in cost overruns that cannot be recouped in rates, (25) local, state and federal legislative and regulatory actions or developments relating to the environment, including those related to global climate change, (26) the impact of unplanned facility outages, (27) any direct or indirect effects on CenterPoint Energy’s facilities, operations and financial condition resulting from terrorism, cyber-attacks, data security breaches or other attempts to disrupt CenterPoint Energy’s businesses or the businesses of third parties, or other catastrophic events such as fires, earthquakes, explosions, leaks, floods, droughts, hurricanes, pandemic health events or other occurrences, (28) CenterPoint Energy’s ability to invest planned capital and the timely recovery of CenterPoint Energy’s investment in capital, (29) CenterPoint Energy’s ability to control operation and maintenance costs, (30) actions by credit rating agencies, (31) the sufficiency of CenterPoint Energy’s insurance coverage, including availability, cost, coverage and terms, (32) the investment performance of CenterPoint Energy’s pension and postretirement benefit plans, (33) commercial bank and financial market conditions, CenterPoint Energy’s access to capital, the cost of such capital, and the results of CenterPoint Energy’s financing and refinancing efforts, including availability of funds in the debt capital markets, (34) changes in interest rates and their impact on CenterPoint Energy’s costs of borrowing and the valuation of its pension benefit obligation, (35) changes in rates of inflation, (36) inability of various counterparties to meet their obligations to CenterPoint Energy, (37) non-payment for CenterPoint Energy’s services due to financial distress of its customers, (38) the extent and effectiveness of CenterPoint Energy’s risk management and hedging activities, including, but not limited to, its financial and weather hedges, (39) timely and appropriate regulatory actions allowing securitization for any future hurricanes or natural disasters or other recovery of costs, including costs associated with Hurricane Harvey, (40) CenterPoint Energy’s or Enable’s potential business strategies and strategic initiatives, including restructurings, joint ventures and acquisitions or dispositions of assets or businesses (including a reduction of CenterPoint Energy’s interests in Enable, whether through its decision to sell all or a portion of the Enable common units it owns in the public equity markets or otherwise, subject to certain limitations), which CenterPoint Energy cannot assure will be completed or will have the anticipated benefits to it or Enable, (41) acquisition and merger activities involving CenterPoint Energy or its competitors, (42) CenterPoint Energy’s or Enable’s ability to recruit, effectively transition and retain management and key employees and maintain good labor relations, (43) the ability of GenOn Energy, Inc. (formerly known as RRI Energy, Inc., Reliant Energy and RRI), a wholly-owned subsidiary of NRG Energy, Inc. (“NRG”), and its subsidiaries, currently the subject of bankruptcy proceedings, to satisfy their obligations to CenterPoint Energy, including indemnity obligations, (44) the outcome of litigation, (45) the ability of retail electric providers (“REPs”), including REP affiliates of NRG and Vistra Energy Corp., formerly known as TCEH Corp., to satisfy their obligations to CenterPoint Energy and its subsidiaries, (46) changes in technology, particularly with respect to efficient battery storage or the emergence or growth of new, developing or alternative sources of generation, (47) the timing and outcome of any audits, disputes and other proceedings related to taxes, (48) the effective tax rates and (49) the effect of changes in and application of accounting standards and pronouncements.

The foregoing list of factors is not all-inclusive because it is not possible to predict all factors. Furthermore, it may not be possible to assess the impact of any such factor on CenterPoint Energy’s or Vectren’s respective businesses or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Additional risks and uncertainties will be discussed in other materials that CenterPoint Energy and Vectren will file with the Securities and Exchange Commission (the “SEC”) in connection with the proposed transactions. Other risk factors are detailed from time to time in CenterPoint Energy’s and Vectren’s annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, but any specific factors that may be provided should not be construed as exhaustive. Each forward-looking statement speaks only as of the date of the particular statement. While CenterPoint Energy believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, CenterPoint Energy undertakes no obligation to update or revise any of these forward-looking statements whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the merger of Vectren into CenterPoint Energy. In connection with the proposed transactions, Vectren expects to file a proxy statement, as well as other materials, with the SEC. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by Vectren with the SEC at http://www.sec.gov, the SEC’s website, or from Vectren’s website (http://www.vectren.com) under the tab, “Investors” and then under the heading “SEC Filings.” Security holders may also read and copy any reports, statements and other information filed by Vectren with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

PARTICIPANTS IN THE SOLICITATION

CenterPoint Energy, Vectren and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies from Vectren’s shareholders with respect to the proposed transactions. Information regarding the directors and executive officers of CenterPoint Energy is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 15, 2018, and information regarding the directors and executive officers of Vectren is available in its definitive proxy statement for its 2018 annual meeting, filed with the SEC on March 22, 2018. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials when they are filed with the SEC in connection with the proposed transactions.